Exhibit 99.1

VIROPHARMA INCORPORATED Contacts:
William C. Roberts Senior Director, Corporate Communications Phone (610) 321-6288
Robert A. Doody Manager, Corporate Communications Phone (610) 321-6290

VIROPHARMA RECEIVES ORPHAN DRUG DESIGNATION FOR MARIBAVIR

FOR CYTOMEGALOVIRUS VIREMIA AND DISEASE INDICATION

Exton, PA, February 7, 2007 — ViroPharma Incorporated (Nasdaq: VPHM) today announced that the U.S. Food and Drug Administration (FDA) has granted orphan drug designation for maribavir for prevention of cytomegalovirus viremia and disease in the populations at-risk.

The Orphan Drug Act was designed to provide incentives to companies to develop drugs that treat conditions affecting 200,000 or fewer patients annually in the U.S. and that provide a significant therapeutic advantage over existing treatments or fill an unmet medical need. Orphan drug designation entitles ViroPharma to seven years of market exclusivity in the United States upon FDA approval of maribavir, provided that the company continues to meet certain conditions established by the FDA. Other potential advantages include protocol assistance, the potential for priority review, tax credits, and other financial incentives.

“We are particularly pleased to receive orphan designation for the product from the FDA,” commented Colin Broom, M.D., ViroPharma’s chief scientific officer. “We have made excellent progress with maribavir over the last 12 months. We demonstrated in a Phase 2 clinical trial that the drug appears to be well tolerated with impressive anti-CMV activity in stem cell transplant patients, which has allowed us to initiate our international Phase 3 development program. The receipt of this designation marks one more important milestone in the development of the compound. Maribavir is an important Phase 3 drug candidate for a significant unmet medical need, and may one day provide an effective well tolerated therapeutic alternative for patients at risk of CMV disease.”

About Maribavir

Maribavir is a potent and selective, orally bioavailable antiviral drug with a unique mechanism of action against cytomegalovirus and a favorable early clinical safety profile. It is a potent member of a new class of drugs called benzimidazole ribosides. Unlike currently available anti-CMV agents that inhibit CMV DNA polymerase, maribavir inhibits viral DNA assembly and egress of viral capsids from the nucleus of infected cells. Maribavir is also active in vitro against strains of CMV that are resistant to commonly used anti-CMV drugs.

About Cytomegalovirus

CMV is a member of the herpes virus group, which includes the viruses that cause chicken pox, mononucleosis, herpes labialis (cold sores), and herpes genitalis (genital herpes). Like other herpesviruses, CMV has the ability to remain dormant in the body for long periods of time. Human CMV infection rates average between 50% and 85% of adults in the U.S. by 40 years of age, but in healthy adults causes little to no apparent illness. However, in immunocompromised individuals including cancer patients, HIV patients, and transplant patients, and in children born with primary CMV infection, CMV can lead to serious disease or death. Patients who are immunosuppressed following hematopoietic stem cell (bone marrow) or solid organ transplantation are at high risk of CMV infection. In these patients, CMV can lead to severe conditions such as pneumonitis or hepatitis, or to complications such as acute or chronic rejection of a transplanted organ. While currently available systemic anti-CMV agents are effective against the virus, their use is limited by toxicities, most notably bone marrow suppression and renal impairment.

About ViroPharma Incorporated

ViroPharma Incorporated is committed to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma commercializes Vancocin® approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains (for prescribing information, please download the package insert at http://www.viropharma.com/docs/Vancocin_pi_2007.htm). ViroPharma currently focuses its drug development activities in viral diseases including cytomegalovirus (CMV) and hepatitis C (HCV). For more information on ViroPharma, visit the Company’s website at www.viropharma.com.

Certain statements in this press release may contain forward-looking statements that involve a number of risks and uncertainties, including those relating to our hope that maribavir may offer transplant patients a better tolerated, efficacious treatment option. Our actual results could differ materially from those results expressed in, or implied by, these forward-looking statements. The development and commercialization of pharmaceutical products is subject to risks and uncertainties. There can be no assurance that that maribavir will ever be approved by the FDA. These factors, and other factors, including, but not limited to those described in ViroPharma’s quarterly report on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006 filed with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

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